Exhibit 19.1

INSIDER TRADING AND TRADING WINDOW POLICY
(dated March 19, 2025)

Frequently Asked Questions

1.	What is insider trading?

A: Insider trading is the buying, selling or gifting of stocks, bonds, futures, or other securities by someone in possession of material, non-public information. Insider trading also includes trading in derivative securities (puts, calls or swaps), the price of which is linked to the underlying price of a company's stock. It does not matter how many shares you trade, or whether the information has an effect on the stock price - if you have material, non-public information and you trade, you have broken the law.

2.	Why is insider trading illegal?

A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) provides an even playing field.

3.	What is material, non-public information?

A: Information is material if it would influence a reasonable investor to buy, hold or sell a stock, bond or other security or if it would influence the price that a reasonable investor would pay for a stock, bond or other security. This could mean many things, including but not limited to, financial results or projections, merger or acquisition news, regulatory approval or developments, pre-clinical and clinical data and other drug candidate developments, drug commercialization developments, current, proposed or contemplated licensing, joint venture and other collaboration developments and transactions, litigation filings or developments, governmental investigations or other actions, key personnel hires or departures, information about major contracts, customers or suppliers, significant cybersecurity incidents, events or risks, product recalls, interruption of production or other business operations, information about company affiliates or Company Counterparties (as defined below) and the imposition of a trading blackout by the company on transactions in company securities. Either positive or negative information may be material, and materiality is based on an assessment of all the facts and circumstances. Information is non-public if it has not yet been released and widely disseminated to the public.

4.	Who can be guilty of insider trading?

A: Anyone who trades in a security while in possession of material, non-public information. It does not matter if you are not an executive officer or director, or even if you do not work at Protagonist — if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading depending on the circumstances.

5.	Does Protagonist have an insider trading policy?

A: Yes. The policy is attached to this FAQ.

6.	What if I work in a foreign office?

A: There is no difference. The policy and law applies to you. Because our common stock trades on a United States, or U.S., securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission, or SEC (a U.S. government agency in charge of investor protection), and the Financial Industry Regulatory Authority, or FINRA (a private regulator that oversees U.S. exchanges), routinely investigate trading in a company's securities conducted by internationally-based individuals and firms. In addition, as a Protagonist employee, our policies apply to you no matter where in the world you work.

7.	What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?

A: That is called "tipping." You are the "tipper" and the other person is called the "tippee". If the tippee buys or sells based on that material, non-public information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. Unless authorized by the Company to do so, you may not discuss material, non-public information about Protagonist with anyone outside Protagonist, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about Protagonist or companies with which Protagonist does business.

8.	What if I don't tell them the information itself; I just tell them whether they should buy, hold or sell?

A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.

9.	What are the penalties if I trade on inside information, or tip off someone else?

A: Anyone found liable in a civil case for trading on inside information may be fined an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms of up to 20 years and additional criminal fines of up to $5 million. The Company may also face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million. Both the SEC and the Nasdaq Stock Market are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading.

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10.	What is "loss avoided"?

A: If you sell a common stock or a related derivative security (such as publicly traded call or put options) before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

11.	Am I restricted from trading securities of any company other than Protagonist (for example a customer or competitor of Protagonist)?

A: It depends. If, in the course of your employment at Protagonist, you become aware of nonpublic information about another public company with which Protagonist has a preexisting or prospective relationship, you may not trade in the securities of that company (such company is considered a “Company Counterparty”).  You should be particularly conscious of this restriction if, through your position at Protagonist, you sometimes obtain sensitive, material information about other companies and their business dealings with Protagonist.  For instance, this may include Protagonist’s customers, distributors and suppliers, licensing, collaboration or joint-venture counterparties, contract research organizations, contract manufacturing organizations or a firm with which Protagonist is negotiating a major transaction.

12.	So if I do not trade Protagonist securities when I have material non-public information, and I don’t "tip" other people, I am in the clear, right?

A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires, so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

13.	So when can I buy, sell or gift my Protagonist securities?

A: According to our policies, if you have material, non-public information, you may not buy, sell or gift our common stock until the second trading day after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, non-public information, you may not trade in our common stock during any trading "blackout" period (trading blackout periods may be announced by email.)

14.	What steps do I need to follow before engaging in any transaction in Protagonist securities if I am an officer, director or employee of Protagonist?

A: Directors, officers and certain employees, contractors and consultants who are so designated by the Clearing Officers as “Restricted Persons” must obtain pre-clearance of any transaction in Protagonist securities from one of the Company’s Clearing Officers (the General Counsel, which includes the Chief Legal Officer for purposes of this policy, or Chief Financial Officer), at least two business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if required, will coordinate Protagonist's assistance in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within three trading days of pre-clearance shall require new pre-clearance from the Clearing Officers. Protagonist may, at its discretion, shorten the pre-cleared trading period.

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15.	If I have an open order to buy or sell Protagonist securities on the date the trading window closes, my broker will cancel the open order and won't execute the trade, right?

A: No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.

16.	Am I allowed to trade in derivative securities of Protagonist? Or short Protagonist common stock?

A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited, to publicly traded call and put options and swaps. In addition, under our policies, you may not engage in short selling of our common stock at any time.

"Derivative securities" are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) "put options" and "call options". These are different from employee stock options, which are not derivative securities.

"Short selling" is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.

17.	Why does Protagonist prohibit trading in derivative securities and short selling?

A: Many companies have adopted such policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short term swings in stock prices (without actually holding the underlying common stock) and as it encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.

18.	Can I purchase Protagonist securities on margin, hold them in a margin account or pledge them as collateral?

A: Under our policies, you may not purchase our common stock on margin, hold it in a margin account or pledge it as collateral at any time.

"Purchasing on margin" is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

19.	Why does Protagonist prohibit me from purchasing Protagonist securities on margin or holding them in a margin account or pledging them as collateral?

A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you could be forced to sell the stock (through the margin call) when you possessed material non-public information. The sale would be attributed to you,

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even though the lender made the ultimate determination to sell. The SEC takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.  The same principals apply if you were to default on a loan where you used Protagonist securities as collateral; you could be forced to sell the securities at a time when you had insider information.

20.	Can I exercise stock options during a trading blackout period or when I possess material non-public information?

A: It depends. You may only exercise the option and receive shares if (i) no shares are being sold to third parties or (ii) there is only a “net exercise” of shares (i.e., the Company withholds a certain number of shares to satisfy your tax obligations or to cover the exercise price). You must elect to participate in “net exercise” transactions, and any election or changes to your election must be made outside of trading blackout period and when you are not in possession of material non-public information.

21.	Am I subject to the trading blackout period if I am no longer an employee of Protagonist?

A: It depends. If your employment with Protagonist ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Protagonist ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Protagonist, you should not trade in Protagonist securities if you possess material non-public information. That restriction stays with you as long as the information you possess is material and not widely released to the public by Protagonist.

22.	Can I gift stock while I possess material non-public information or during a trading blackout period?

A: Because of the potential for the appearance of impropriety and due to potential insider trading concerns in connection with gifting, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material non-public information or during a trading blackout period.

23.	What if I purchased publicly traded options or other derivative securities before I became a Protagonist employee (or contractor or consultant)?

A: Similar rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material, non-public information. When you become a Protagonist employee, you must report to our Finance department that you hold such publicly traded options or other derivative securities.

24.	May I own shares of a mutual fund that invests in Protagonist?

A: Yes.

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25.	Are mutual fund shares holding Protagonist subject to the trading blackout periods?

A: Generally no. Unless Protagonist shares constitute more than 10% of the fund or you control the investment decisions of individual stocks within the fund, you may trade in mutual funds holding our common stock at any time.

26.	May I use a "routine trading program" or "10b5-1 plan”?

A: Yes, subject to the requirements discussed in our Insider Trading and Trading Window Policy set forth below. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you should contact the Finance department at least ten (10) business days in advance for approval, and the plan must be executed during an open trading window and at a time when you do not have material, non-public information and must comply with the guidelines set forth in our Insider Trading and Trading Window Policy.

27.	What happens if I violate our insider trading policy?

A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with Protagonist. In addition, you may be subject to criminal and civil enforcement actions by the government. Please note that the prohibition against insider trading is absolute and unconditional. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to high standards of conduct.

28.	Who should I contact if I have questions about our insider trading policy?

A: You should contact the Company’s Vice President, Financial Reporting, General Counsel or Chief Financial Officer.

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INSIDER TRADING AND TRADING WINDOW POLICY
(dated March 19, 2025)

Because our stock is publicly traded, you must comply with the provisions of federal and state securities laws and with our policies. During the course of your relationship with Protagonist Therapeutics, Inc. ("the Company"), you will learn information about us that is not publicly known. It is illegal for you to buy or sell our securities on the basis of material, non-public information. It is also illegal for you to pass such information on to others or suggest that anyone buy or sell our stock.

COVERED PERSONS

This policy applies to all directors, officers, employees, consultants and contractors of the Company (“Company Personnel”). This policy also applies to all family members who reside with you, anyone that lives in the household (other than household employees) and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (“Family Members”), as well as corporations or other business entities controlled, influenced or managed by you or your Family Members, and trusts for which you are a trustee or in which you have a beneficial or pecuniary interest (collectively, “Controlled Entities,” and together with “Company Personnel” and “Family Members,” “Insiders”). Unless otherwise indicated, all references to “you” in this policy should be read to include all of your Family Members and Controlled Entities.

Securities Subject to this Policy

This policy applies to transactions, whether direct or indirect, in the Company’s securities, including its common stock, options to purchase common stock, restricted stock or restricted stock units or any other type of securities that the Company may issue from time to time, including but not limited to preferred stock and convertible debentures, as well as derivative securities relating to the Company but that are not issued by the Company, such as publicly traded put or call options or swaps relating to the Company’s securities. When this policy refers to another entity’s “securities,” it refers to its common stock, options to purchase common stock or any other type of securities that the entity may issue, as well as derivative securities relating to that entity but that are not issued by that entity.

APPLICATION OF this Policy TO COMPANY COUNTERPARTIES

The principles discussed in this policy also apply to nonpublic information that you obtain in the course of your employment or other involvement with the Company about another public company with which the Company has a preexisting or prospective relationship, such as the Company’s customers, suppliers or a firm with which the Company is negotiating a major transaction, such as a joint venture, licensing transaction, contract research arrangement or other collaboration, or material acquisition or disposition (a “Company Counterparty” or “Company Counterparties”).

TRANSACTIONS SUBJECT TO THIS POLICY

For purposes of this policy, references to “trading” and “transactions” include, among other things: purchases and/or sales of securities in public markets, gifting of securities and sales of securities obtained through the exercise of employee stock options granted by the Company.

COMPANY TRANSACTIONS

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities and state laws (including appropriate approvals by the Board of Directors or appropriate committee, if required) when engaging in transactions in Company securities.

STATEMENT OF POLICY

This policy prohibits not only illegal activities, but also other trading activities that may not be illegal. These additional restrictions are designed to protect both you and us from even the appearance of improper activity. Our policy is as follows:

1.	General Prohibition. You may not trade in the securities of the Company or a Company Counterparty while you possess information about that company that is both material and non-public.

Material information is information that a reasonable investor would consider important in deciding whether (or at what price) to buy, hold or sell our securities. Either positive or negative information may be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances. The General Counsel should be consulted and shall determine whether information is material, but in general, any information that could reasonably be expected to affect the Company’s stock price should be considered material. For example, material information may include (but is not limited to) financial results or projections, merger or acquisition news, regulatory approval or developments, preclinical and clinical data and other drug candidate developments, drug commercialization developments, current, proposed or contemplated licensing, joint venture and other collaboration developments and transactions, litigation filings or developments, governmental investigations or other actions, key personnel hires or departures, information about major contracts, customers or suppliers, significant cybersecurity incidents, events or risks, product recalls, interruption of production or other business operations, information about Company affiliates or Company Counterparties and the imposition of a trading blackout by the Company on transactions in Company securities.

Non-public information is information that has not been released to the public by the Company through appropriate channels, such as by press release, conference call, public filing or similar means of wide, public dissemination, and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you must wait until the second trading day after the information is publicly announced before you can trade. For example, if the information is publicly announced late on a Tuesday, you cannot trade until Thursday. The fact that rumors, speculation or statements attributed to unidentified sources are public is insufficient to be considered “public” even when the information is accurate.

Federal and Nasdaq investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade. The mere fact that a person is aware of material, non-public information is a bar to trading. It is no excuse that such person’s reasons for trading were not based on the material, non-public information. If you have questions regarding specific transactions, please contact the General Counsel.

2.	No Tipping. You may not discuss material, non-public information about the Company or a Company Counterparty with anyone outside the Company, and discussions inside the Company should be kept on a need-to-know basis. You may never recommend to another person that they buy, hold, sell or otherwise trade in our securities or the securities of a Company Counterparty. This prohibition covers, but is not limited to, discussions with spouses, family members, friends, business associates, financial and personal counselors or persons with whom the Company is doing business (except to the extent that such persons are covered by a non-disclosure agreement, the discussion is necessary to accomplish a business purpose of the Company and you are specifically authorized to disclose such information).
3.	Trading Window and Blackout Period Restrictions. You may transact in the Company’s securities only when the trading window period is open and when you do not possess material, non-public information about the Company. Open trading window periods are those periods of time during which you can, potentially, trade our securities, so long as you are not in possession of material, non-public information. At these times, the "window" is said to be "open." The window period may be closed if, in the judgment of the Company's General Counsel, there exists undisclosed information that would make trading inappropriate. This closing of the window/prohibition on trading is commonly called, and referred to in this policy, as a "trading blackout." A trading blackout may be implemented, for example, if there is some information or development with or relating to the Company's business that merits a suspension of trading. It is important to note that the fact that a trading blackout has been imposed and/or that the window period has not reopened should itself be considered material, non-public information, so you should not disclose to others the fact that you are prohibited from trading. If you are subject to a trading blackout, you should not trade in Company securities during such time. These trading blackouts will vary in length, be determined by the General Counsel and typically be communicated to the appropriate personnel via e-mail. Termination of a trading blackout will also typically be communicated to the appropriate personnel via e-mail. If a trading blackout has been imposed, generally the window period will not re-open until the second trading day (i.e., one full trading day has elapsed) after the Company's public dissemination of the material, non-public information, or until such time a determination is made that there is no longer material, non-public information.

However, it is not the Company’s policy to impose trading blackouts every time that material, non-public information exists, or every time that Insiders may be in the possession of material, non-public information. Thus, the absence of a trading blackout should not be interpreted as permission to trade. In addition, if you are subject to the Company’s pre-clearance policy (described in paragraph 4 below), you must pre-clear transactions even if you initiate them while a trading blackout is not in place and a trading window is open.

Generally, all pending purchase and sale orders regarding Company securities that could be executed while a trading blackout is not in place must be cancelled before a trading blackout is implemented so as to avoid any purchases and sales during such period.

In light of these restrictions, if you expect a need to sell Company stock at a specific time in the future, including executing sales to satisfy tax withholding obligations in connection with the exercise of stock options, vesting of restricted stock or settlement of restricted stock units in the future, you may wish to consider entering into a prearranged Rule 10b5-1 Trading Plan (as defined below).

4.	Pre-Clearance Requirements for Certain Persons. In addition to the requirements of paragraph 3 above, if you are a director, officer, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such officers, “Section 16 Officers”, and together with directors, “Section 16 Persons”), or an employee, contractor or consultant who is so designated by the Clearing Officers from time to time (such designated employees contractors and consultants, together with Section 16 Persons, and each of their respective Family Members and Controlled Entities, “Restricted Persons”) of the Company, you may not may not engage in any transaction in the Company's securities or otherwise transfer beneficial ownership without first obtaining pre-clearance of the transaction from one of the Company’s Clearing Officers (the General Counsel or Chief Financial Officer), at least two business days in advance of the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed and, if required, will coordinate the Company's assistance in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within three trading days shall require new pre-clearance under the provisions of this paragraph. If you acquire material nonpublic information during the pre-cleared trading window, you may not transact in Company securities. The Company may, at its discretion, shorten such pre-cleared trading period.

If a proposed transaction is not approved under the pre-clearance policy, you may not transact in Company securities, and you should not inform anyone within or outside of the Company of the restriction. For the avoidance of doubt, there should be no presumption that the Clearing Officer will grant any or all pre-clearance requests and there shall be no obligation to inform Restricted Persons of the reasons for any request approval or denial. Any transaction under a Rule 10b5-1 Trading Plan (discussed below) will not require pre-clearance at the time of the transaction, but the adoption, amendment, modification or termination of any such Rule 10b5-1 Trading Plan is subject to pre-clearance.

5.	No Hedging or Pledging. You may not engage in transactions designed to hedge or offset any decrease in the market value of the Company’s stock (such as “cashless” collars, forward sales, equity swaps and other similar arrangements), trade derivative securities of the Company at any time or pledge the Company’s securities as collateral for a loan. Derivative securities are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) "put options" and "call options". These are different from employee stock options, which are not derivative securities.
6.	No Short-Term or Speculative Trading. You may not engage in short-term or speculative trading (generally defined as selling Company securities within six months following a purchase). You may not engage in short selling of our securities or purchase our securities on margin or hold them in a margin account at any time.
7.	Prohibition on Certain Public Speaking. You must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially material, non-public information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not participate in "chat rooms" or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the Internet concerning the activities of the Company or any Company Counterparty, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Legal department. In addition, you are prohibited from participating as an “expert,” consultant, advisor and/or in any capacity for an “expert network” and/or any other outside firm which compensates individuals for speaking with investors and other investment professionals. This prohibition is designed to protect the Company, its stockholders and you. Indeed, U.S. criminal authorities and the U.S. Securities and Exchange Commission (“SEC”) have prosecuted numerous public company employees who received monetary compensation by expert networks to speak with investors and disclose confidential company information which investors then used for trading purposes.

Legal rules govern the timing and nature of our disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, we permit only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors. If you receive inquiries of this nature, refer them to the General Counsel or Chief Financial Officer.

8.	Exceptions. In addition to trades occurring pursuant to a pre-approved Rule 10b5-1 Trading Plan, the only exceptions to this policy are specifically noted below. The restrictions contained in this policy shall not apply to:
●	the exercise of Company stock options if (a) no shares are to be sold to third parties or (b) there is only a “net exercise” (defined as the Company withholding shares to satisfy your tax obligations or to cover the exercise price or equivalent);

●	“sell to cover” transactions involving a sale of shares of common stock directed by the Company in its sole discretion in order to cover the Company’s or such individual’s or entity’s withholding tax obligations in connection with the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;

●	the vesting of Company stock options, restricted stock, restricted stock units, phantom units or other equity incentive awards according to their terms;

●	the withholding of shares to satisfy the exercise price or a tax withholding obligation upon the grant, vesting or settlement of equity awards pursuant to the Company’s equity incentive plans and agreements, for example, from the vesting or settlement of restricted stock units under such plans;

●	transferring shares to an entity that does not involve a change in the beneficial ownership of the shares (for example, transferring shares from one brokerage account to another brokerage that you control);

●	sales of Company securities as a selling stockholder in a registered public offering, including a “synthetic secondary” offering, in accordance with applicable securities laws; or

●	any other purchase of Company securities from the Company or sale of Company securities to the Company in accordance with applicable securities and state laws.

To the extent applicable and such elections are permitted, your elections regarding participation in “net exercise,” or “sell to cover” transactions, including changes from any defaults established by the Company, may only be made outside of any trading blackout period and while not in possession of material, non-public information.

Trading activities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) or that are small transactions are not exempted from this policy. The insider trading laws do not recognize any mitigating circumstances and, in any event, even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.

RULE 10B5-1 TRADING PLANS

Rule 10b5-1 provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions (a “Rule 10b5-1 Trading Plan”). A Rule 10b5-1 Trading Plan must either (a) specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information or (b) delegate investment discretion to an independent third party (such as an investment bank or other broker) who is not aware of material non-public information and then makes trading decisions without further input from the person implementing the Rule 10b5-1 Trading Plan, and in either case such plan must not permit you to exercise any subsequent control or influence over how, when or whether the purchases or sales are made. So long as the Rule 10b5-1 Trading Plan is properly established, trading pursuant to the plan may occur even at a time outside of our "open window" or when the plan participant is aware of material, non-public information. Each Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Legal department (or its designee within the Finance department), solely to confirm compliance with the guidelines set forth in Appendix A. These plans may only be established and subsequently amended or terminated in accordance with the guidelines set forth in Appendix A. Because the SEC rules on Rule 10b5-1 Trading Plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.

CONSEQUENCES OF VIOLATIONS

Violations of either the insider trading laws or this policy are extremely serious matters. The SEC and Nasdaq monitor stock trading and routinely investigate suspicious activity. The penalties for violating the insider trading laws are severe (including fines and imprisonment), and even having to respond to an investigation can result in significant legal expenses and unwanted negative publicity for both you and us. In addition, violation of this policy may result in severe personnel action by us, up to and including termination of your employment or other relationship with us.

Post-Termination Transactions

This policy will continue to apply to your transactions in Company securities after your employment or service with the Company has terminated until such time as you are no longer aware of material, non-public information or until that information has been publicly disclosed or is no longer material.

ADDITIONAL INFORMATION AND QUESTIONS

If you have any questions about any aspect of this policy, you are encouraged to contact the Company’s Stock Plan Administrator, General Counsel or Chief Financial Officer. You may also refer to the "Frequently Asked Questions" preceding this policy.

All Company Personnel will be required to certify their understanding of and intent to comply with this policy by signing the Acknowledgment attached hereto periodically. This policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.

APPENDIX A

PROTAGONIST THERAPEUTICS, INC. GUIDELINES FOR RULE 10B5-1 TRADING PLANS

As discussed above, Rule 10b5-1 provides an affirmative defense from insider trading liability. In order to be eligible to rely on this affirmative defense, you must enter into a Rule 10b5-1 Trading Plan for transactions in Company securities that meets certain conditions specified in Rule 10b5 1. Capitalized terms used in these guidelines without definition have the meaning set forth in the policy.

These guidelines are in addition to, and not in lieu of, the requirements and conditions of Rule 10b5-1. The Legal department will interpret and administer these guidelines for compliance with Rule 10b5-1 and the policy. No personal legal or financial advice is being provided by the Legal department, the Finance department or other members of the Company regarding any Rule 10b5-1 Trading Plan or proposed trades. You remain ultimately responsible for ensuring that your Rule 10b5-1 Trading Plan and contemplated transactions fully comply with applicable securities laws. It is recommended that you consult with your own attorney or other advisor about any contemplated Rule 10b5-1 Trading Plan. Note that for any director or officer, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Section 16 Persons”), the Company is required to disclose the material terms of his or her Rule 10b5-1 Trading Plan (and may be required to disclose the material terms of Rule 10b5-1 Trading Plans of Family Members and Controlled Entities of such persons), other than with respect to price, in its periodic report for the quarter in which the Rule 10b5-1 Trading Plan is adopted, terminated or modified (as described below).

1.Pre-Clearance Requirement. The Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Legal department (or its designee within the Finance department) at least ten business days prior to the entry into the plan in accordance with the procedures set forth in the policy and these guidelines. The Company may require that you use a standardized form of Rule 10b5-1 Trading Plan.

2.Time of Adoption. Subject to pre-clearance requirements described above, the Rule 10b5-1 Trading Plan must be adopted at a time when:

•you are not aware of any material, non-public information; and

•you are not subject to a trading blackout period.

3.Plan Instructions. Any Rule 10b5-1 Trading Plan must be in writing, signed and either:

•	specify the amount, price and date of the sales (or purchases) of Company securities to be effected;
•	provide a formula, algorithm or computer program for determining when to sell (or purchase) the Company’s securities, the quantity to sell (or purchase) and the price; or
•	delegate decision-making authority with regard to these transactions to a broker or other agent without any material, non-public information about the Company or its securities.

For the avoidance of doubt, you may not subsequently influence how, when or whether to effect purchases or sales with respect to the securities subject to an approved and adopted Rule 10b5-1 Trading Plan.

4.No Hedging. You may not have entered into or alter a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Trading Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Trading Plan is in effect.

5.Good Faith Requirements. You must enter into the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5 1. You must act in good faith with respect to the Rule 10b5-1 Trading Plan for the entirety of its duration.

6.Certifications for Section 16 Persons. Section 16 Persons and their Family Members and Controlled Entities that enter into Rule 10b5-1 Trading Plans must certify that they are: (1) not aware of any material, non-public information about the Company or Company securities; and (2) adopting the Rule 10b5-1 Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rules 10b-5 and 10b5-1 under the Securities Exchange Act of 1934, as amended.

7.Cooling Off Periods. The first trade under the Rule 10b5-1 Trading Plan may not occur until the expiration of a cooling-off period as follows:

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For Section 16 Persons (as well as their Family Members and Controlled Entities), the later of (1) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the completed fiscal quarter in which the Rule 10b5-1 Trading Plan was adopted and (2) 90 calendar days after adoption of the Rule 10b5-1 Trading Plan; provided, however, that the required cooling-off period shall in no event exceed 120 days.

•	For other employees (as well as their Family Members and Controlled Entities), 30 days after adoption of the Rule 10b5-1 Trading Plan.

8.No Overlapping Rule 10b5-1 Trading Plans. You may not enter into overlapping Rule 10b5-1 Trading Plans (subject to certain exceptions). Please consult with Finance department for any questions regarding overlapping Rule 10b5-1 Trading Plans.

9.Single Transaction Plans. You may not enter into more than one Rule 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction during any rolling 12-month period (subject to certain exceptions). A single-transaction plan is “designed to effect” the purchase or sale of securities as a single transaction when the terms of the plan would, for practical purposes, directly or indirectly require execution in a single transaction.

10.Modifications and Terminations. Modifications/amendments and terminations of an existing Rule 10b5-1 Trading Plan are strongly discouraged due to legal risks, and can affect the validity of trades that have taken place under the plan prior to such modification/amendment or termination. Under Rule 10b5-1 and these guidelines, any modification/amendment to the amount, price or timing of the purchase or sale of the securities underlying the Rule 10b5-1 Trading Plan (a “Material Modification”) will be deemed to be a termination of the current Rule 10b5-1 Trading Plan and creation of a new Rule 10b5-1 Trading Plan. As such, the modification/amendment of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Legal department (or its designee within the Finance department) in accordance with the pre-clearance procedures set forth in the policy and these guidelines,

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and any Material Modification will be subject to all the other requirements set forth in these guidelines regarding the adoption of a new Rule 10b5-1 Trading Plan.

The termination (other than through an amendment or modification) of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the Legal Department (or its designee within the Finance department) in accordance with the pre-clearance procedures set forth in the Policy and these guidelines. Except in limited circumstances, the (or its designee within the Finance department) will not approve the termination of a Rule 10b5-1 Trading Plan unless:

•	you are not aware of any material, non-public information; and
•	you are not subject to a trading blackout period.

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